Exhibit 10.1

HELIX HEARING CARE OF AMERICA CORP.

AND

FORGET & SAUVÉ, AUDIOPROTHESISTES, S.E.N.C.

AND

6068065 CANADA INC.

ASSET PURCHASE AND SALE AGREEMENT

DATED AS OF JULY 15, 2003

OGILVY RENAULT
Barristers and Solicitors

ASSET PURCHASE AND SALE AGREEMENT

THIS AGREEMENT dated as of the 15th day of July, 2003

AMONG:	FORGET & SAUVÉ, AUDIOPROTHÉSISTES, S.E.N.C., doing business as “Le Groupe Forget, Audioprothésistes”, a partnership existing under the Civil Code of Québec, having its principal place of business at 189 Hymus Blvd, Suite 307, Pointe-Claire, Québec, Canada, H9R 1E9, hereinafter acting and represented by Steve Forget, its Partner;

(“GF”)

AND:	6068065 CANADA INC., a Canadian corporation incorporated pursuant to the laws of Canada, having its head office at 1183 Tecumseh, Dollard-des-Ormeaux, Québec, Canada, H9B 2Z4, hereinafter acting and represented by Steve Forget, its President;

(“Canada Inc.”)

(hereinafter collectively referred to as the “Purchasers”)

AND:	HELIX HEARING CARE OF AMERICA CORP., a Canadian corporation incorporated pursuant to the laws of Canada, having its registered office at 7100 Jean Talon East, Suite 610, Montreal, Québec, H1M 3S3, hereinafter acting and represented by Stephen J. Hansbrough, its Chief Executive Officer;

(the “Vendor”)

WITNESSES THAT

WHEREAS:

(a)	the Vendor through Les Services d’Approvisionnement Hearing Care of America SAHCA Inc. (“SAHCA”), Les Services de gestion Hearing Care of America SGHCA Inc. (“SGHCA”) and Les Services de location Hearing Care of America SLHCA Inc. (“SLHCA”), carries on the business of managing and supplying a network of hearing care centres in the Province of Québec that provide a full range of audiological products and services for the hearing impaired (the “Business”);

(b)	the Vendor is the owner of the Equipment (as hereinafter defined) and is desirous of disposing of all its interest in the Equipment;

(c)	the Vendor is the owner of all of the issued and outstanding shares of SAHCA, SGHCA and SLHCA and is desirous of disposing of all of its interest in these companies and in the Business;

(d)	the Purchasers are familiar with the Business and GF has had a business relationship with same for several years;

(e)	GF is a general partnership formed pursuant to the Civil Code of Québec and Canada Inc. is a corporation incorporated pursuant to the Canada Business Corporations Act. Both GF and Canada Inc. are controlled (as such term is defined in the Canada Business Corporations Act, mutatis mutandis) by Steve Forget;

(f)	the Vendor wishes to sell, assign and transfer to Canada Inc. the shares of the Purchased Subsidiaries (as hereinafter defined); and

(g)	the Vendor wishes to sell, assign and transfer to GF the Equipment pertaining to the Business and the Intellectual Property (as hereinafter defined) and GF wishes to purchase such property and Intellectual Property.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set out and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

Section 1.1 Definitions

For the purposes of this Agreement and the Ancillary Documents and any notice, consent or other communication required or permitted to be given pursuant hereto or thereto, the following terms shall have the following meanings ascribed to them respectively, unless the subject matter or context otherwise requires:

“Affiliate” or “Affiliates” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person; for the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing;

“Agreement” means this agreement entitled “Asset Purchase and Sale Agreement” and all agreements, schedules and exhibits attached hereto;

“Ancillary Documents” means all agreements and instruments entered into and delivered pursuant to this Agreement, including the Security Agreements, the Non-Competition Agreement, the Termination Agreement, the Secured Promissory Note, the final form of all such Ancillary Documents to be settled as contemplated in Section 9.2(c);

“Benefit Plans” means all retirement, pension, supplemental pension, savings, retirement savings, bonus, profit sharing, stock purchase, phantom stock, stock appreciation, deferred compensation, severance or termination pay, change of control, insurance, medical, hospital, dental, vision care, drug, sick leave, short term or long term disability, salary continuation, unemployment benefits, vacation, incentive, compensation or other employee benefit, plan, program, arrangement, policy or practice that is maintained or otherwise contributed to, or required to be contributed to, by or on behalf of the Vendor for the benefit of its present or former employees, directors or officers;

“Books and Records” means all books and records of the Purchased Subsidiaries (including the relevant minute books) as at the Effective Time relating to and used or held for use by the Purchased Subsidiaries (as hereinafter defined) with respect to the Business, copies of which have been made available to the Purchasers, but excluding all contracts, instruments, deeds and other agreements in respect of indebtedness for borrowed money of the Vendor, all minute books, constating documents, corporate records, all tax returns (and supporting documentation) of the Vendor and documents pertaining to the Ontario operations of the Vendor;

“Business” has the meaning ascribed thereto in the preamble;

“Business Day” means a day that is not a Saturday, Sunday or statutory holiday in Québec;

“Claims” means all claims, demands, debts, damages, losses, deficiencies, liabilities (accrued, actual, contingent or otherwise), penalties, fines, causes of action, actions, proceedings, judgments, orders or awards (judicial, quasi-judicial, administrative, quasi-administrative or arbitral), settlement payments, assessments, reassessments, and all costs and expenses relating thereto (including reasonable legal fees and disbursements on a solicitor and own client basis);

“Closing” means the completion of the purchase and sale of the Purchased Assets and Business pursuant to this Agreement;

“Closing Date” means July 15, 2003 or such subsequent date jointly determined by the Vendor and the Purchasers;

“Closing Time” means 2:00 p.m. EST on the Closing Date or such other time on the Closing Date as Closing occurs with the concurrence of the Parties;

“Consent” means the consent, approval, order, qualification or waiver of, registration (other than registration with respect to interest in immovable and real property) or filing with, application or notice to, or other action whatsoever of, any Person, including any Governmental Authority, which is required in order for the right, activity or property (immovable and real or movable and personal, tangible or intangible) referred to in the context in which such defined term is used, to be sold, assigned, transferred, conveyed, obtained, exercised, owned, leased, possessed or used, as applicable;

“Effective Time” means 12:01 a.m. EST on May 31, 2003;

“Employees” means, as at the Effective Time, all of the employees of the Vendor employed in the Business, other than the Terminated Employees;

“Encumbrances” means all liens, prior claims, mortgages, charges, pledges, security interests, hypothecations, easements, rights-of-way, encroachments, covenants, conditions, rights of re-entry, leases, licences, assignments, options or any other encumbrance or title defect whatsoever, and all ownership or title retention, conditional sale, leasing and sale and leaseback agreements and all other agreements that in substance secure payment or performance of an obligation, regardless of form, whether or not registered or registrable and whether or not consensual or arising at law (statutory or otherwise), including rights of creditors under bankruptcy or insolvency legislation;

“Equipment” means all right, title and interest of the Vendor in, under or to the equipment, machinery, tools, computer systems (hardware and software), furnishings, accessories and office supplies owned by the Vendor as at the Effective Time and all assignable warranties of any Person covering all or any part thereof, listed in Schedule 1.1(d);

“ETA” means the Excise Tax Act (Canada);

“Governmental Authority” means any domestic, foreign, international, federal or provincial government or state and each ministry, department, commission, board, bureau or other agency of, or municipality, regional district or other local governing body established by, any such government or state, or other political subdivision thereof, and includes any Person exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government or state and, in each case, having jurisdiction in the relevant circumstances;

“GST” means the goods and services tax pursuant to ETA;

“Income Taxes” means all Taxes imposed on or measured by, in whole or in part, income and all federal, provincial, local or foreign franchise tax imposed in lieu of a tax on or measured by income including in each case all instalments in respect thereof and all interest, penalties and fines thereon and additions thereto;

“Indemnified Party” has the meaning ascribed thereto in Section 8.3;

“Indemnifying Party” has the meaning ascribed thereto in Section 8.3;

“Intellectual Property” means the intellectual property listed in Schedule 2.1(c) hereto and all goodwill associated with the foregoing, including any right that is or may be granted or recognized under any Canadian or foreign legislation with respect to any of the above;

“ITA” means the Income Tax Act (Canada);

“Laws” means all laws, statutes, codes, regulations, ordinances, decrees, rules, by-laws, permits, directives, policies, standards, guidelines and lawful requirements of any Governmental Authority, and all judicial, quasi-judicial, administrative, quasi-administrative and arbitral judgments, orders (including injunctions) decisions or awards of any Governmental Authority, including general principles of common law, civil law and equity, in each case having the force of law and binding on the Person, property (immovable and real or movable and personal, tangible or intangible) or activity referred to in the context in which such defined term is used;

“Material Consents” means those of the Consents that are listed in Schedule 1.1(l);

“Non-Competition Agreement” means the non-competition agreement substantially in the form attached as Schedule 1.1(o) among the Vendor and each of the Purchasers and Steve Forget;

“Offer” has the meaning ascribed thereto in Section 10.1;

“Parties” means the Purchasers and the Vendor collectively, and “Party” means either the Purchasers or the Vendor as the context indicates;

“Permitted Encumbrances” means: (i) the Encumbrances listed in Schedule 1.1(m) (ii) Encumbrances which, both individually and in the aggregate, are of a minor nature, do not affect the value and do not materially impair the use of those of the Purchased Assets (as hereinafter defined) which are so affected for the purpose of carrying on the Business.

“Person” means an individual, partnership, joint venture, firm, society, association, unincorporated organization, corporation, body corporate, limited liability company, bank, trust, Governmental Authority or any trustee, executor, administrator or other legal representative, in each case whether acting for itself, as agent or in any other capacity;

“PST” means the Québec provincial sales tax pursuant to the QSTA;

“Purchased Assets” means the Equipment, the Shares and the Intellectual Property;

“Purchased Subsidiaries” means Les Services d’Approvisionnement Hearing Care of America (SAHCA) Inc., Les Services de Gestion Hearing Care of America (SGHCA) Inc. and Les Services de Location Hearing Care of America (SLHCA) Inc.;

“Purchasers” has the meaning ascribed thereto in the preamble;

“Purchasers’ Counsel” means Joli-Coeur, Lacasse, Geoffrion, Jetté, St-Pierre, Avocats.

“Purchase Price” has the meaning ascribed thereto in Section 2.2(a);

“QSTA” means the Québec Sales Tax Act;

“Secured Promissory Note” has the meaning ascribed thereto in paragraph 2.3(a)(3);

“Security Agreements” means the deeds of hypothec under the laws of Québec and other security documentation to be granted at Closing by each of GF and SAHCA in favour of the

Vendor to guarantee the Purchasers’ obligations under this Agreement, in form and substance to be satisfactory to Vendor acting in a commercially reasonable manner;

“Shares” means all the issued and outstanding shares of the Purchased Subsidiaries;

“Subsidiary” of any Person means any corporation more than 50% of the voting rights attaching to the shares of the capital of which, having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, irrespective of whether or not at the time shares of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is owned or controlled directly or indirectly by such Person or by any other Subsidiary of such Person;

“Taxes” means all taxes, assessments, reassessments, charges, levies and all other imposts whatsoever, together with all installments in respect thereof and all interest, penalties and fines thereon or additions thereto, including gross or net income, alternative or add-on minimum tax, excise, environmental, property, sales, gross receipts, gains, transfer, occupation, privilege, employment (including contributions in respect of social security, unemployment and federal and provincial pension plans), employer health, use, value added, goods and services, capital, net worth or surplus and franchise taxes and customs duties, imposed, levied or assessed by any Governmental Authority or taxing authority including any federal, provincial, local or foreign government or taxing authority;

“Terminated Employees” shall have the meaning ascribed thereto in Section 5.1;

“Vendor” has the meaning ascribed thereto in the preamble;

“Vendor’s Counsel” means Ogilvy Renault;

“Vendor’s Ontario Operations” has the meaning ascribed thereto in Section 10.1;

Section 1.2 Interpretation

In this Agreement:

(a)	the words “hereof”, “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular part of this Agreement;

(b)	references to “this Agreement” shall be deemed to be references to this Asset Purchase and Sale Agreement;

(c)	nothing set out in the Schedules is intended, or shall be deemed, to establish a standard or definition of materiality or of material adverse effect;

(d)	the Article and Section headings are not to be considered part of this Agreement, are included solely for convenience of reference and do not define, limit or enlarge the construction or interpretation hereof;

(e)	unless otherwise expressly provided, all references to Articles, Sections or other subdivisions or Schedules are references to Articles, Sections, other subdivisions and Schedules of or to this Agreement;

(f)	references to any act or statute or section thereof shall be deemed to be references to such act or statute or section (and shall also be deemed to include and be a reference to the regulations made pursuant thereto), in each case as amended, re-enacted, substituted for or replaced from time to time;

(g)	references to “written” and “in writing” includes written communications transmitted by facsimile (fax);

(h)	the word “include(s)” means “include(s), without limitation”, and the word “including” means “including, but not limited to”, and the words “such as” means “such as, without limitation”;

(i)	the expression “arm’s length” has the meaning ascribed thereto in the ITA;

(j)	words, including defined terms, importing the singular number include the plural and vice versa and words importing gender include all genders;

(k)	references to a Party shall include its successors and permitted assigns; and

(l)	references to currency, and use of the dollar sign ($), are deemed to mean lawful money of Canada and all amounts to be calculated or paid pursuant to this Agreement are to be calculated in lawful money of Canada and unless otherwise specified in this Agreement are to be paid by certified cheque or bank draft drawn on a Canadian chartered bank payable at par, in immediately available funds, in Montréal, Québec.

Section 1.3 Knowledge

All references herein to “the best knowledge of”, “ the knowledge of” or expressions to similar effect, shall mean the knowledge of the executive officers of the Party referred to in the context in which such expression is used or the knowledge which such Party and executive officers would have had if they had conducted a diligent inquiry into the relevant subject-matter.

Section 1.4 Computation of Time Periods

In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from but excluding” and the words “to” and “until” each means “to and including”, and the word “month” means a period commencing on one day in a calendar month and ending on the day in the next succeeding calendar month the date of which corresponds numerically to the date of such first day; provided that if there is no such numerically corresponding date in the next succeeding calendar month such period shall end on the last day of such next succeeding calendar month.

Section 1.5 Performance on Business Day

Whenever any payment shall be stated to be due or action shall be stated to be performed on a day which is not a Business Day, such payment shall be made or action performed on the next succeeding Business Day.

Section 1.6 Schedules

The following schedules are attached to this Agreement:

1.1(d)	List of Equipment

1.1(l)	Material Consents

1.1(m)	Permitted Encumbrances

1.1(o)	Non-Competition Agreement (form of agreement)

2.1(c)	Intellectual Property

2.2(b)	Allocation of Purchase Price

5.1	Terminated Employees

ARTICLE 2
PURCHASE AND SALE AND PURCHASE PRICE

Section 2.1 Purchase and Sale

(a)	The Vendor hereby agrees to sell, assign, transfer and convey to Canada Inc. at the Closing, but with effect as of the Effective Time, with good and marketable title, free and clear of all Encumbrances, other than Permitted Encumbrances, and Canada Inc. hereby agrees to purchase from the Vendor at the Closing, but with effect as of the Effective Time, all right, title and interest in, to and under the Shares.

(b)	The Vendor hereby agrees to sell, assign, transfer and convey to GF at the Closing, but with effect as of the Effective Time, with good and marketable title, free and clear of all Encumbrances, other than Permitted Encumbrances, and GF hereby agrees to purchase from the Vendor at the Closing, but with effect as of the Effective Time, all right, title and interest in, to and under the Equipment and the Intellectual Property.

(c)	The Vendor hereby agrees to assign and transfer to GF at the Closing, provided that the Vendor has obtained, if necessary, the consent of any third party, all its rights, title and interest in and to the Integra Accounting software.

(d)	The Vendor hereby grants to GF the right to use, in the Province of Québec and only to the extent that it has been used by the GF since July 11, 2002, the “Ear and Wave” design for an initial period of 20 years, subject to reasonable usage by GF consistent with prior usage by the Vendor or by others as permitted by the Vendor.

(e)	The Vendor hereby grants to GF the right to use, in the Province of Québec, the “Helix” trademark and the related logo in connection with the disposition in the ordinary course of business of the existing inventory of products bearing such trademark, subject to reasonable usage by GF consistent with prior usage by the Vendor or by others as permitted by the Vendor.

Section 2.2 Purchase Price and Additional Consideration

(a)	The Purchasers, jointly and severally, agree to pay $2,343,288 to the Vendor (the “Purchase Price”), subject to the adjustments set forth in Section 2.4 hereof.

(b)	The Purchase Price shall be allocated by the Parties to the Purchased Assets as or in the manner set out in Schedule 2.2(b).

(c)	GF shall pay to the Vendor on the Closing Date an amount of $379,661.58 representing the portion of the accounts payable of SAHCA to Siemens Hearing Instruments, Inc. , as of the Effective Date, previously paid by the Vendor on June 30, 2003.

Section 2.3 Payment of Purchase Price

(a)	The Purchase Price shall be payable as follows:

(1)	An amount of $960,000 shall be paid to the Vendor by the Purchasers at the Closing Time by way of certified cheques or wire transfers of immediately available funds by each of GF and Canada Inc.

(2)	The remainder of the Purchase Price shall be paid by the Purchasers in the manner specified in (1) above as follows:

(i)	$300,000 on the date that is 30 days after the Closing Date, subject to the adjustments set forth in Section 2.4 hereof;

(ii)	$400,000 on the date that is 60 days after the Closing Date;

(iii)	$400,000 on the date that is 90 days after the Closing Date;

(iv)	$145,000 on the date that is 120 days after the Closing Date; and

(v)	$138,288 on the date that is 150 days after the Closing Date, subject to the adjustments set forth in Section 2.4 hereof.

(3)	On the Closing Date, the Purchasers shall execute a Secured Promissory Note, in an amount of $1,383,288.00 in favour of the Vendor as evidence of the indebtedness pursuant to paragraph 2.3(a)(2) above.

(4)	As security for the payment of the Purchase Price, the Purchasers shall execute the Security Agreements in favour of the Vendor.

(5)	The Purchasers shall not be entitled to set-off the amount of any Claims hereunder against any other amounts payable by the Purchasers to the Vendor whether hereunder or otherwise.

Section 2.4 Adjustments to Purchase Price

(a)	The Purchase Price shall be increased to include the joint and several obligation of the Purchasers to reimburse, for the period of time between the Effective Time and the Closing Date, the following to the Vendor: (i) all costs and expenses related to the continuing employment of the Vendor’s director of operations for the Business and her assistant; and (ii) fifty per cent (50%) of any and all costs and expenses incurred in the ordinary course of business and consistent with past practices related to the continuing operation of the Vendor’s corporate office located at 7100, Jean-Talon East, Suite 610, Montreal, Québec excluding all costs and expenses related to Vendor’s in-house legal counsel; and

(b)	the adjustments to the Purchase Price pursuant to this Section 2.4 shall be payable as follows: (i) as much as reasonably possible, all adjustments shall be paid on the Closing Date; (ii) 30 days following the Closing Date a second payment shall be made in connection with any adjustment not paid on the Closing Date; and (iii) the balance of the adjustments shall be paid 150 days following the Closing Date.

Section 2.5 GST and PST Elections

The Purchasers and the Vendor shall, with respect to the transfer of the Purchased Assets to the Purchasers pursuant hereto, make a joint election pursuant to Subsection 167(1) of the ETA and Section 75 of the QSTA, in the prescribed forms containing the prescribed information and within the time period specified for the purposes of the prescribed forms, in order to effect such transfer of the Purchased Assets without payment of any GST and PST by the Purchasers. The Vendor shall prepare and execute the prescribed forms and deliver same at or before the Closing Time for execution by the Purchasers, and the Purchasers shall file such forms within the prescribed time periods.

Section 2.6 Consent to Assignments

(a)	The Vendor shall exercise all commercially reasonable efforts, and the Purchasers shall assist using commercially reasonable efforts, for the purpose of obtaining all Consents necessary for the assignment or transfer by the Vendor to GF, or for the issue or re-issue to GF, of any Purchased Asset which is intangible property or of any warranty pertaining to any Purchased Asset (collectively, the “Rights”), and

(b)	If the Vendor is unable to obtain any of the Consents (other than the Material Consents) required for the assignment, transfer, issue or re-issue of any Right before the Closing Time, the Vendor shall, at the request of the Purchasers and to the extent permitted by the applicable Laws, hold, enforce, use, carry-out and comply with such Right, and all benefits derived therefrom, against such Person as agent, and for the exclusive benefit, of the Purchasers until such Consent is obtained, and the Vendor shall continue, after the

Closing Time, to exercise their commercially reasonable efforts to obtain and cooperate with the Purchasers for the purpose of obtaining such Consents.

Section 2.7 Liabilities

The Vendor shall not be liable, directly or indirectly, for any liability, obligation, agreement, contract, debt, charge, claim, judgment or other fee or expense in connection with the operation of the Business following the Closing Time. The foregoing shall not be construed as limiting the obligations of the Vendor set forth in Article 8 below.

Section 2.8 Transfer Expenses

The Purchasers shall be solely liable for and shall pay all related fees, expenses, legal and professional fees and other charges and payments to competent authorities with respect to the transfer of the Intellectual Property from the Vendor to GF and other Purchased Assets to Purchasers.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Vendor

In order to induce the Purchasers to enter into and to consummate the transactions contemplated hereby, the Vendor represents and warrants to the Purchasers, as at the date of execution of this Agreement the following:

(a)	Corporate Status

The Vendor is:

(1)	a corporation duly incorporated, organized and validly existing under the federal laws of Canada,

(2)	duly registered as an extra provincial corporation in which it owns the Purchased Assets or operates the Business operated by it, except where failure to so register does not have a material adverse effect on the consummation of the transaction contemplated hereby,

(3)	in good standing with respect to the filing of annual reports with the Director under the Canada Business Corporations Act and all filings required to be made pursuant to or under the Loi sur la publicité légale des entreprises individuelles, des sociétés et des personnes morales (Québec).

(b)	Corporate Power and Capacity

The Vendor has the corporate power and corporate capacity

(1)	to own the Purchased Assets owned by it,

(2)	to enter into and deliver this Agreement and the Ancillary Documents to which it is a party, and to perform its obligations hereunder and thereunder.

(c)	Residency

The Vendor is not and shall not be on the Closing Date, a non-resident of Canada for the purposes of the ITA or the Taxation Act (Québec).

(d)	Solvency

The Vendor is not insolvent nor has it committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition in bankruptcy filed against it, made a voluntary assignment in bankruptcy or taken any proceeding to be declared bankrupt, to liquidate its assets or to be dissolved.

(e)	Enforceability

This Agreement and the Ancillary Documents constitute legal, valid and binding obligations of the Vendor, and are enforceable against the Vendor in accordance with their terms, except to the extent that

(1)	the availability of equitable remedies is subject to the discretion of applicable judicial authority,

(2)	enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws relating to the rights of creditors generally, and

(3)	the availability generally of remedies due to the application of legal and equitable principles.

(f)	Consents

Except as disclosed in Schedule 1.1(l), no Consent, is required in order for the Vendor to,

(1)	incur its obligations pursuant to this Agreement and the Ancillary Documents,

(2)	enter into and deliver this Agreement and the Ancillary Documents, and

(3)	perform and observe the provisions of this Agreement and the Ancillary Documents.

(g)	Conduct of Business

Except as disclosed in Schedule 3.1(h), the Vendor has not, since October 20, 2002, directly or indirectly,

(i)	conducted the Business other than in the ordinary course and since said date the Vendor has not entered into any transaction other than in the ordinary course of the Business as previously conducted, and to the Vendor’s knowledge there has been no material adverse effect on the Business,

(ii)	except for the management and supply of hearing care centres in the Province of Ontario, carried on any business other than the Business.

(h)	Purchased Assets

The Equipment are, to the best of the Vendor’s knowledge, in good operating condition and repair (having regard to the age and use thereof), except for normal wear and tear, as shall permit their use and the operation of the Business after the Effective Time in the same manner as previously and presently conducted.

(i)	Title to Purchased Assets

The Vendor is the legal and beneficial owner of the Purchased Assets with good and marketable title, free and clear of all Encumbrances, except the Permitted Encumbrances.

(j)	Rights to Purchased Assets

No Person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming an agreement or option, for the purchase of any of the Purchased Assets, except for Les Laboratoires Orthopédiques Nouvelle Génération Division Distribution Inc. pursuant to a Sub-Lease Agreement entered into on May 23, 2003, a copy of which has been provided to the Purchasers.

(k)	Preservation of Rights

Since October 20, 2002, the Vendor has

(1)	taken all reasonable action required to maintain and preserve its right, title and interest in the Purchased Assets, and

(2)	not taken any action which has or may result in an Encumbrance on, or an increase in the fees or taxes payable in respect of, any of the Purchased Assets, other than the Permitted Encumbrances with regard to the Purchased Assets.

(l)	Intellectual Property

(1)	All Intellectual Property is owned by the Vendor free and clear of any Encumbrances other than Permitted Encumbrances, and the Vendor has not assigned, licensed, encumbered or otherwise granted any of its rights to use such Intellectual Property to any Person other than pursuant to Software License Agreements for the Audio Software Québec software dated June 13, 2002 in favour of Richard Doucet and Martin Cousineau and 9116-3832 Québec Inc.

(m)	Books and Records

The Books and Records of the Purchased Subsidiaries include all such books and records as are reasonably necessary for the conduct of the Business of the Purchased Subsidiaries. Since July 11, 2002, the Books and Records of the Purchased Subsidiaries have been maintained in accordance with sound business practices and present fairly, in all material respects, the matters referred to therein including all material financial transactions relating to the Business of the Purchased Subsidiaries.

(n)	Financial Records

Since July 11, 2002, all material transactions affecting the Purchased Assets have been properly recorded or filed in the corporate and other record books of the Vendor as applicable.

(o)	Claims Against the Vendor

To the best of the Vendor’s knowledge, since October 20, 2002 there are no:

(i)	Claims outstanding or pending or threatened before any tribunal (judicial, quasi-judicial, administrative, quasi-administrative or arbitral) or before or by any Governmental Authority against or concerning the Vendor that may result in a material adverse effect, or

(ii)	facts or circumstances in existence that could be expected to give rise to such a claim, demand, investigation, cause of action, action, proceeding, judgment, order or award.

(p)	No Violation

The execution and delivery of this Agreement and the Ancillary Documents by the Vendor and the consummation of the transactions provided for herein or therein shall not result in the breach or violation of any, or constitute a default under or an event that, with the giving of notice or lapse of time or both, would constitute an event of default under, or conflict with or cause acceleration of, any obligation of the Vendor under

(1)	any contract, consent or approval to which the Vendor is a party or by which the Vendor is bound or any consent or approval from which the Vendor derives benefit,

(2)	any provision of the constating documents and, where applicable, by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Vendor,

(3)	any judgment, decree, order or award of any court, Governmental Authority or arbitrator having jurisdiction over the Vendor, or

(4)	any applicable Law.

(q)	GST and PST Registrant

The Vendor is a GST and PST registrant pursuant to the ETA and the QSTA, respectively and its GST and PST registration numbers are as follows:

GST Registration No.	PST Registration No.

141759308	1019937701

Section 3.2 Representations and Warranties of Purchasers

In order to induce the Vendor to enter into and to consummate the transactions contemplated hereby, each of the Purchasers represents and warrants to the Vendor as follows:

(a)	Purchasers Status

Canada Inc. is

(1)	a corporation duly incorporated, organized and validly existing under the federal laws of Canada;

(2)	in good standing with respect to the filing of annual reports with the Director under the Canada Business Corporations Act and all filings required to be made pursuant to or under the Loi sur la publicité légale des entreprises individuelles, des sociétés et des personnes morales (Québec).

(b)	GF is:

(1)	a general partnership duly registered organized and validly existing under the laws of Québec;

(2)	in good standing with respect to all filings required to be made pursuant to or under the Loi sur la publicité légale des entreprises individuelles, des sociétés et des personnes morales (Québec).

(c)	Corporate Power and Capacity of Purchasers

Each of the Purchasers has the corporate power and capacity to enter into and deliver this Agreement and the Ancillary Documents and to perform its obligations hereunder and thereunder.

(d)	Solvency of Purchasers

Each of the Purchasers is not insolvent nor has it committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, made a voluntary assignment in bankruptcy, taken any proceeding to be declared bankrupt, liquidate its assets or be dissolved or had, to the best of each of the Purchasers’ knowledge, any petition in bankruptcy filed against it.

(e)	Enforceability

This Agreement and the Ancillary Documents constitute the legal, valid and binding obligations of each of the Purchasers and are enforceable against each of the Purchasers in accordance with their terms, except to the extent that

(1)	the availability of equitable remedies is subject to the discretion of applicable judicial authority,

(2)	enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to the rights of creditors generally, and

(3)	the availability generally of remedies due to the application of legal and equitable principles.

(f)	Consents

No Consent is required in order for each of the Purchasers to

(1)	incur its obligations pursuant to this Agreement and the Ancillary Documents,

(2)	enter into and deliver this Agreement and the Ancillary Documents, and

(3)	perform and observe the provisions of this Agreement and the Ancillary Documents.

(g)	No Violation

The execution and delivery of this Agreement and the Ancillary Documents by each of the Purchasers and the consummation of the transactions provided for herein or therein shall not result in the breach or violation of any, or constitute a default under or an event that, with the giving of notice or lapse of time or both, would constitute an event of default under, or conflict with or cause acceleration of, any obligation of each of the Purchasers under

(1)	any contract, consent or approval to which any of the Purchasers is a party or by which any of the Purchasers is bound or any consent or approval from which any of the Purchasers derives benefit,

(2)	any provision of the constating documents and, where applicable, by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of any of the Purchasers,

(3)	any judgment, decree, order or award of any court, Governmental Authority or arbitrator having jurisdiction over any of the Purchasers, or

(4)	any applicable Law.

(h)	GST PST Registrant

Each of the Purchasers is a GST and PST registrant pursuant to the ETA and the QSTA, respectively and its GST and PST registration numbers are as follows:

GF:

GST Registration No.	PST Registration No.

11186-5556	1012303269

6068065 Canada Inc.:

GST Registration No.	PST Registration No.

898315502RT	1204114753

(i)	Financing

The Purchasers have obtained the necessary financing, from reputable financial or other institutions that are acceptable to the Vendor acting reasonably, and are in possession of immediately available funds to fulfil their obligations under this Agreement and have provided evidence of same to the Vendor.

ARTICLE 4
COVENANTS

Section 4.1 General Covenants of the Vendor

The Vendor covenants and agrees with the Purchasers that at the Closing Time, it shall:

(a)	duly execute and deliver or cause or arrange to have duly executed and delivered, at or before the time required for delivery, all agreements, instruments and certificates to be delivered by it pursuant to this Agreement and the Ancillary Documents;

(b)	have obtained all required Material Consents to the sale, assignment, transfer and conveyance to and purchase by the Purchasers of the Purchased Assets;

(c)	have obtained the discharge and release of all Encumbrances on the Purchased Assets other than the Permitted Encumbrances;

(d)	have obtained the approval of Siemens Hearing Instruments, Inc. to this transaction provided that the Purchasers or any of their Subsidiaries enters into a supply agreement with Siemens Canada Limited and commits to purchase from Siemens Canada Limited, an amount of products acceptable to Siemens Hearing Instruments, Inc.;

(e)	have kept the respective books of account for the Purchased Assets and the Purchased Subsidiaries to reflect all material financial transactions in respect of the Purchased Assets and the Purchased Subsidiaries to which the Vendor is a party in accordance with past practices;

(f)	have maintained and preserved the Vendor’s interest in the Purchased Assets in good standing, except for dispositions and consumption in the ordinary course of, and in a manner consistent with the practices for, the Business applied during the previous periods;

(g)	have conducted the Business only in the ordinary course of, and in a manner consistent with the practices for, the Business applied during the previous periods; and

(h)	have terminated the management agreements between GF and each of SAHCA, SLHCA, and SGHCA.

Section 4.2 General Covenants of Purchasers

Each of the Purchasers covenants and agrees with the Vendor that at the Closing Time, it shall:

(a)	have entered into a supply agreement with Siemens Canada Limited whereby the Purchasers or any of their Subsidiaries shall commit to purchase from Siemens Canada Limited, an amount of products acceptable to Siemens Hearing Instruments, Inc.;

(b)	duly execute and deliver or cause or arrange to have duly executed and delivered, at or before the time required for delivery, all agreements, instruments and certificates to be delivered by it pursuant to this Agreement and the Ancillary Documents;

(c)	advise the Vendor of the occurrence of any circumstance which materially adversely affects, or with the giving of notice or lapse of time or otherwise, could reasonably be anticipated to materially adversely affect, the ability of the Purchasers to complete the transactions contemplated hereby;

(d)	take all necessary steps and proceedings as may be considered appropriate by the Vendor’s Counsel in order that the Purchased Assets be duly and regularly sold, assigned, transferred and conveyed to the Purchasers as of the Effective Time;

(e)	not have entered into any transaction which could have an adverse impact on the consummation of the transactions contemplated hereunder; and

(f)	have agreed to the termination of the management agreements between GF and each of SAHCA, SLHCA and SGHCA.

ARTICLE 5
EMPLOYEE MATTERS

Section 5.1 Employment Liabilities; Termination of Employment by the Vendor

All liabilities to employees or former employees of the Vendor or any other Person relating to the employment of, or services rendered by any of such employees up to the Closing Date, shall remain and be the sole and complete responsibility of the Vendor.

Prior to the Closing Date, the Vendor shall terminate the employment of the individuals the name of which is listed in Schedule 5.1 (the “Terminated Employees”) and shall assume any and all liabilities to any of the Terminated Employees accrued on or before the termination of employment thereof or as a result thereof.

Section 5.2 Employment by Purchasers

At the Closing, the Purchasers shall assume all the obligations in relation to the Employees and provided for by the Civil Code of Québec in the provisions appended to this Agreement, as well as the obligations provided for by the Labour Standards Act (Québec) and any other statute in force in the Province of Québec.

Moreover, the Purchasers shall indemnify and hold the Vendor free of all liability arising from any legal proceeding or remedy instituted by a Terminated Employee.

ARTICLE 6
CONDITIONS PRECEDENT

Section 6.1 Conditions for the Benefit of Purchasers

The obligations of the Purchasers to be performed pursuant to this Agreement and the Ancillary Documents at the Closing Time are subject to the fulfilment, on or before the Closing Time, of each of the following conditions:

(a)	Representations and Warranties Remain Correct

Each of the representations and warranties of the Vendor contained in this Agreement and the Ancillary Documents shall be true and correct, in all material respects, on and as at the Closing Date;

(b)	Performance of Obligations

The Vendor shall have performed or complied in all material respects with all their agreements, covenants, obligations and conditions herein agreed to be performed or complied with or caused to be performed or complied with by the Vendor on or prior to the Closing Time;

(c)	No Material Adverse Effect

No state of facts or circumstances shall exist as at the Closing Time which has resulted or could reasonably be expected to result in a material adverse effect on the Purchased Assets;

(d)	Material Consents and Releases

The Vendor shall have obtained all the Material Consents and all discharges and releases contemplated in Section 4.1(b) hereof;

(e)	Transfer Instruments

The Vendor shall have entered into such deeds of transfer, bills of sale, assignments and other documents as are reasonably required by the Purchasers for the transfer of the Purchased Assets to the Purchasers;

(f)	Tax Elections

The Vendor and the Purchasers shall have entered into the tax elections pursuant to Section 2.5;

(g)	No Actions or Proceedings

No action or proceeding at law or in equity shall be pending or threatened by any Person to enjoin or prohibit the purchase and sale of the Purchased Assets contemplated hereby or the right of the Purchasers to own the Purchased Assets;

(h)	Corporate and Other Proceedings

All corporate and other proceedings of the Vendor, in connection with the transactions contemplated hereby, including the approval of such transactions by the Board of Directors of the Vendor, and all documents evidencing same or incidental thereto, shall have been duly authorized and executed, shall be in form and substance reasonably satisfactory to the Purchasers, and the Purchasers shall have received all such proceedings and documents, or duly certified copies thereof, as may be reasonably requested;

(i)	Opinion of the Vendor’s Counsel

The Purchasers shall have received from the Vendor’s Counsel; a favourable opinion addressed to the Purchasers, dated the Closing Date, with respect to

(1)	the corporate or other legal status and capacity of the Vendor;

(2)	corporate or other legal authorization by the Vendor; for the execution and delivery of this Agreement and the Ancillary Documents and the performance of all of their respective obligations hereunder and thereunder,

(3)	this Agreement and all Ancillary Documents constituting legal, valid and binding obligations of the Vendor and other parties thereto other than the Purchasers, enforceable against such Vendor, as applicable in accordance with their respective terms, subject to customary exceptions, and

(4)	such other matters incident to the transactions contemplated hereby as the Purchasers may reasonably require, and the Vendor’s Counsel may, as to facts material to said opinion which are not independently established by it, rely on certificates of public officials or of officers of the Vendor.

The conditions contained in this Section 6.1, other than those in Section (f), are for the exclusive benefit of the Purchasers and may be waived by the Purchasers in writing in whole or in part at or before the Closing Time.

Section 6.2 Conditions for the Benefit of the Vendor

The obligations of the Vendor to be performed pursuant to this Agreement and the Ancillary Documents at the Closing Time are subject to the fulfilment, on or before the Closing Time, of each of the following conditions:

(a)	Representations and Warranties Remain Correct

Each of the representations and warranties of each of the Purchasers contained in this Agreement and the Ancillary Documents shall be true and correct, in all material respects, on and as at the Closing Date;

(b)	Performance of Obligations

Each of the Purchasers shall have performed or complied in all material respects with all their agreements, covenants, obligations and conditions herein agreed to be performed or complied with or caused to be performed or complied with by each of the Purchasers on or prior to the Closing Time;

(c)	Non-Competition Agreement

Each of the Purchasers shall have entered into the Non-Competition Agreement with the Vendor and the Purchasers shall cause Steve Forget to enter into a Non-Competition Agreement with the Vendor;

(d)	Tax Elections

Each of the Purchasers and the Vendor shall have entered into the tax elections pursuant to Section 2.5;

(e)	No Actions or Proceedings

No action or proceeding at law or in equity shall be pending or threatened by any Person to enjoin or prohibit the purchase and sale of the Purchased Assets contemplated hereby;

(f)	Corporate and Other Proceedings

All corporate and other proceedings of each of the Purchasers in connection with the transactions contemplated hereby, including the approval of such transactions by the Board of Directors of Canada Inc., and all documents evidencing same or incidental thereto, shall have been duly authorized and executed, shall be in form and substance reasonably satisfactory to the Vendor, and the Vendor shall have received all such proceedings and documents, or duly certified copies thereof, as may be reasonably requested;

(g)	Opinion of Purchasers’ Counsel

The Vendor shall have received from the Purchasers’ Counsel a favourable opinion addressed to the Vendor, dated at the Closing Date, with respect to:

(1)	the corporate status and capacity of each of the Purchasers,

(2)	corporate authorization by each of the Purchasers for the execution and delivery of this Agreement and the Ancillary Documents and the performance of all of their respective obligations hereunder and thereunder,

(3)	this Agreement and the Ancillary Documents constituting legal, valid and binding obligations of each of the Purchasers, enforceable against each of the Purchasers in accordance with their respective terms, subject to customary exceptions, and

(4)	such other matters incident to the transactions contemplated hereby as the Vendor may reasonably require, and the Purchasers’ Counsel may, as to facts material to said opinion which are not independently established by it, rely on certificates of public officials or of officers of each of the Purchasers.

The conditions contained in this Section 6.2, other than those in Sections (c), (d) and (e) are for the exclusive benefit of the Vendor and may be waived by the Vendor in writing in whole or in part at or before the Closing Time.

ARTICLE 7
SURVIVAL AND RELIANCE ON REPRESENTATIONS AND WARRANTIES

Section 7.1 Survival Notwithstanding Investigation

Notwithstanding any investigation conducted before or after the Closing Date and notwithstanding any actual or implied knowledge or notice of any fact or circumstance which any Person may have as a result of such investigation or otherwise, the Parties shall be entitled to rely upon the representations and warranties contained in this Agreement and the Ancillary Documents delivered pursuant hereto and the obligations of the Parties with respect thereto shall survive the Closing Date and shall continue in full force and effect as provided in Section 7.2.

Section 7.2 Survival of Liability for Representations and Warranties

(a)	All the representations and warranties of the Vendor contained in this Agreement shall survive the Closing Date and shall continue in full force and effect as follows:

(1)	where a Claim for the breach of a representation or warranty is based on or relates to:

(i)	title to the Purchased Assets pursuant to the provisions hereof, or

(ii)	intentional misrepresentation or fraud by the Vendor,

until the expiry of the relevant limitation or prescription period under applicable Law;

(2)	where a Claim for the breach of a representation or warranty is based on or relates to any other matter, for a period of 150 days,

except to the extent that during such period the Purchasers shall have given notice to the Vendor of a Claim in respect of any such representation or warranty, in which case such representation or warranty with respect to such Claim (or any additional or supplemental Claim with respect to the subject matter of the initial Claim) shall continue in full force and effect until the final determination thereof.

(b)	All the representations and warranties of each of the Purchasers contained in this Agreement and the Ancillary Documents shall survive the Closing Date and shall continue in full force and effect for a period of 150 days, except to the extent that during such period the Vendor shall have given notice to the Purchaser of a Claim in respect of any such representation or warranty, in which case such representation or warranty with respect to such Claim (or any additional or supplemental Claim with respect to the subject matter of the initial Claim) shall continue in full force and effect until the final determination thereof.

ARTICLE 8
INDEMNITY

Section 8.1 Indemnification by the Vendor

The Vendor shall be liable to the Purchasers and shall defend, indemnify and hold harmless the Purchasers and their shareholders, directors and officers against any and all Claims incurred after the Closing by the Purchasers resulting from, relating to or in any way connected with:

(a)	the breach or non-fulfilment of any representation, warranty, agreement, covenant or any other obligation of the Vendor contained in this Agreement and the Ancillary Documents delivered to the Purchasers pursuant hereto; or

(b)	the conduct of the Business from October 20, 2002 up to the Effective Time.

Section 8.2 Indemnification by Each of Purchasers

The Purchasers shall, on a joint and several basis, be liable to the Vendor and shall defend, indemnify and hold harmless the Vendor and its shareholders, directors and officers against any and all Claims incurred after the Closing by it resulting from, relating to or in any way connected with:

(a)	the breach or non-fulfillment of any representation, warranty, agreement, covenant or any other obligation of each of the Purchasers contained in this Agreement and the Ancillary Documents delivered to the Vendor pursuant hereto;

(b)	any agreement, covenant, obligation or liability of the Purchased Subsidiaries; or

(c)	the conduct of the Business after the Effective Time.

Section 8.3 Notice of Claim

A Party shall, when it has knowledge of facts or circumstances which give rise to a Claim under this Agreement or the Ancillary Documents against another Party, promptly notify the other Parties of such facts or circumstances in writing.

Following receipt from the other party (the “Indemnified Party”) of written notice of a Claim for indemnification, the Party who is in receipt of such notice (the “Indemnifying Party”) shall have 30 days to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable for the purpose of such investigation. The Indemnified Party shall make available to the Indemnifying Party, the information relied upon by the Indemnified Party to substantiate the Claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of the Claim, the Indemnifying Party shall immediately pay to the Indemnified Party, the full agreed upon amount of the Claim. If the Indemnified Party and the Indemnifying Party fail to reach a mutually acceptable agreement with respect to a Claim within the time period mentioned above, such Claim shall be referred to the President or the Chief Executive Officer of each of the Indemnified Party and the Indemnifying Party who shall then each appoint a representative to conduct, during a further ten (10) day period (or any mutually agreed upon extension thereof), good faith negotiations and agree on a complete and final settlement of such Claim.

Section 8.4 Restrictions on Claims

Neither the Purchasers nor the Vendor shall be liable for a Claim with respect to the breach of any of their respective representations or warranties pursuant to Section 3.1 or Section 3.2, as applicable, unless the Indemnified Party has commenced proceedings for enforcement of such

Claim within the applicable survival of liability period pursuant to Section 7.2(a) or Section 7.2(b), as applicable.

Section 8.5 GST and PST on Indemnity

If any indemnity payment determined under this Article 8 is deemed to include GST or PST or similar taxes, the Indemnitor shall pay the Indemnifying Party, in addition to the amount of such indemnity payment, an amount equal to the amount of such indemnity payment multiplied by the applicable rate of GST, PST or similar taxes at the time of the payment of such indemnity payment.

Section 8.6 Limit on Indemnity

Notwithstanding anything contained herein, the liability of the Vendor pursuant to any indemnification obligations hereunder shall in no event exceed in the aggregate of the Purchase Price.

ARTICLE 9
CLOSING

Section 9.1 Time and Place of Closing

The Closing will take place at the offices of the Vendor’s Counsel, Ogilvy Renault, at Suite 1100, 1981 McGill College Avenue, Montréal, Québec, at the Closing Time, or at such other place as the Parties agree in writing.

Section 9.2 Closing of Purchase and Sale

The completion of the purchase and sale of the Purchased Assets pursuant to this Agreement shall take place at the Closing Time, as follows:

(a)	At the Closing, the Vendor shall deliver or cause to be delivered to the Purchasers:

(1)	instruments of transfer for and documents of title to the Purchased Assets, registered in the name of the Purchasers;

(2)	instruments of transfer for and documents of title to the Intellectual Property; and

(3)	all such other agreements, instruments, certificates, consents, opinions and other documents herein required to be delivered by the Vendor at or prior to the Closing Time and not theretofore received by the Purchasers.

(b)	The Purchasers shall deliver or cause to be delivered:

(1)	to the Vendor, the Purchase Price herein required to be paid by the Purchasers pursuant to Section 2.3;

(2)	to the Vendor, all such other agreements, certificates, consents, opinions and other documents herein required to be delivered by the Purchasers at or prior to the Closing Time and not theretofore received by the Vendor.

(c)	It is agreed that at the Closing each of the Vendor and the Purchasers must be satisfied with the final form of each of the Ancillary Documents and that each Schedule hereto is accurate and complete, each acting in a commercially reasonable manner.

ARTICLE 10
RIGHT OF FIRST REFUSAL AND OF FIRST OFFER

Section 10.1 Right of First Refusal

The Vendor hereby grants to Canada Inc. a right of first refusal as set forth herein for the purchase of all the Vendor operations conducted in Ontario, Canada (the “Vendor’s Ontario Operations”). In the event that the Vendor receives a bona fide offer from an unaffiliated third party to purchase all or part of the Vendor’s Ontario Operations, which the Vendor’s Board of Directors is inclined to accept (the “Offer”), the Vendor will give Canada Inc. notice of such Offer, which notice shall include the terms and conditions of such Offer. Canada Inc. shall then have the right to purchase all (but not less than all) of the Vendor’s Ontario Operations which are the subject of the Offer on the same terms and conditions as are contained in the Offer. Canada Inc.’s right hereunder must be exercised in writing within fifteen (15) days following receipt of the notice from the Vendor of the Offer. Canada Inc. must include in his written exercise his irrevocable commitment to make such purchase and the source of the funding for such purchase. The written exercise must be accompanied by a written irrevocable funding commitment by the funding source, which must be a bank, financial institution or other reputable source. In the event Canada Inc. provides such timely notice to the Vendor, the Vendor agrees that it will make the sale contemplated by the Offer to Canada Inc. on the terms and conditions contained in the Offer. In the event Canada Inc. does not exercise its right hereunder, or affirmatively declines to make the purchase on the terms of the Offer, or fails to consummate the purchase on the terms of the Offer within 30 days following receipt of the notice from the Vendor of the Offer, then the Vendor may proceed with such proposed transaction on the terms and conditions contained in the Offer. This right of first refusal shall expire on the date that is eighteen (18) months following the Closing Date. This right of first refusal shall not apply to any merger or consolidation of the Vendor with an unaffiliated third party or any sale of all or substantially all of the assets of the Vendor and its Affiliates to an unaffiliated third party.

Section 10.2 Right of First Offer

The Vendor agrees that it will seriously consider any bona fide offer that Canada Inc. might make to the Vendor to purchase all or part of the Vendor’s Ontario Operations. To discharge this obligation, the Vendor shall cause any such bona fide offer that Canada Inc. makes to management to the Vendor for such purchase to be presented by management to the Board of Directors of Hear USA, Inc. for its consideration.

ARTICLE 11
MISCELLANEOUS

Section 11.1 Entire Agreement

This Agreement together with the Schedules referred to and attached hereto and the Ancillary Documents contains the entire agreement among the Parties on the subject matter hereof and supersedes and replaces all understandings, communications, representations and agreements including the Term Sheet dated April 2, 2003.

Section 11.2 Waiver

The failure by any Party, at any time or for any period of time, to require performance by the other Parties or any of them, as applicable, of any of the latter’s obligations under this Agreement or any Ancillary Document shall not affect the former’s right thereafter to require such performance. The waiver by any Party, at any time or for any period of time, of any breach by the other Parties or any of them, as applicable, of any term or condition of this Agreement or any Ancillary Document shall not be deemed or construed a waiver of any such other breach thereafter.

Section 11.3 Amendments

This Agreement or any Ancillary Document shall not be modified or amended except by agreement in writing signed by duly authorized representatives of all the Parties.

Section 11.4 Cumulative Remedies

The rights and remedies of the Parties provided in this Agreement and the Ancillary Documents are cumulative and no exercise or enforcement by the Parties of any right or remedy under this Agreement or the Ancillary Documents shall preclude the exercise or enforcement by the Parties of any other right or remedy under this Agreement, the Ancillary Documents or otherwise available to the Parties at law or in equity.

Section 11.5 Expenses Payable by Each Party

Each Party shall be responsible for all costs and expenses incurred in connection with the negotiation and execution and delivery of this Agreement and the Ancillary Documents and the completion of the transactions contemplated hereby and thereby including all legal, accounting or other professional advisory fees, all finder’s, agent’s or broker’s fees and expenses, if any, and all costs or expenses relating to due diligence and investigations.

Section 11.6 Non Disclosure; Announcements

No report or press release in connection with this Agreement or the transactions contemplated hereby or by the Ancillary Documents will be released, made or issued to any third party without the prior written consent of the Parties except for any information which is required to be disclosed by applicable Laws, or must be disclosed to obtain the Consents or otherwise satisfy the conditions precedent to Closing for the transfer of the Purchased Assets. The Parties shall prepare a joint public announcement and press release to announce the purchase and sale of the Purchased Assets, which shall be made and issued only after the Closing unless otherwise required by law.

Section 11.7 Reasonable Efforts

Each Party shall use all commercially reasonable efforts to satisfy the conditions contained in Article 6 to the extent that it is in such Party’s power to do so.

Section 11.8 Termination

If the Parties consent in writing to terminate this Agreement, this Agreement and the Ancillary Documents shall terminate and shall be of no force or effect.

Section 11.9 Notices

Every notice or communication required or permitted to be given under this Agreement and the Ancillary Documents shall be in writing and sent by registered mail (return receipt requested) or by facsimile (fax) to such Party at the following address or such other address as such Party notifies to the other in the same manner.

If to the Purchasers:

189 Hymus, Suite 307 Pointe-Claire, Québec H9R 1E9 Facsimile: (514) 630-3391 Attention: Steve Forget

If to the Vendor:

1250 Northpoint Parkway West Palm Beach, Florida 33407

Facsimile: (561) 478-9603 Attention: Chief Financial Officer

Any such notice or communication shall be deemed to have been received on the fifth Business Day following its sending by registered mail or on the first Business Day following its sending by facsimile (fax).

Section 11.10 Successors and Assigns

This Agreement and the Ancillary Documents shall be binding upon, and enure to the benefit of, the Parties and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any of the Ancillary Documents may be assigned by the Purchasers to any other Person without the Vendor’s prior written consent, such consent not to be unreasonably withheld.

Section 11.11 Further Assurances

The Parties shall do with reasonable diligence all such things and provide all such reasonable assurances as may be required to consummate the transactions provided for under this Agreement and the Ancillary Documents, and each Party shall provide such further documents required by the other Parties or any of them, as applicable, as may be reasonably necessary or desirable to effect the purpose of this Agreement and the Ancillary Documents and carry out their respective provisions. Each Party shall promptly remit to the appropriate Party any monies received by it and payable to such other Party.

Section 11.12 No Third Party Beneficiary

Nothing contained in this Agreement or the Ancillary Documents is intended, or should be interpreted as having been intended, to create any right or assume any obligation in favour of, or grant any waiver or release from any obligation to, or otherwise constitute a stipulation in favour of any Person, other than the Parties pursuant to the provisions hereof.

Section 11.13 Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws in force in the Province of Québec.

Section 11.14 Severability

Except for any provision or covenant contained herein which is fundamental to the subject matter of this Agreement or of any Ancillary Documents, the invalidity or unenforceability of any provision contained herein or therein shall not affect the validity or enforceability of any other provision contained herein or therein and any such invalid or unenforceable provision shall be deemed to be severable.

Section 11.15 Time

Time is of the essence in the performance of each obligation under this Agreement and the Ancillary Documents.

Section 11.16 Counterparts

This Agreement may be executed by the Parties in several counterparts (including by facsimile (fax)), each of which when so executed and delivered shall be an original, but all such counterparts shall constitute one and the same document.

Section 11.17 Language

The parties hereto have specifically requested that this Agreement and any other documents ancillary thereto be drafted in the English language. Les parties aux présentes ont spécifiquement requis que les dispositions de la présente et les documents qui y sont accessoires soient rédigés dans la langue anglaise.

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date first hereinbefore mentioned.

HELIX HEARING CARE OF AMERICA CORP.

Per:	/s/ Stephen J. Hansbrough

Name: Stephen J. Hansbrough
Title: Chief Executive Officer

FORGET & SAUVÉ, AUDIOPROTHÉSISTES, S.E.N.C.

Per:	/s/ Steve Forget

Name: Steve Forget
Title: Partner

Per:	/s/ Magella Sauvé

Name: Magella Sauvé
Title: Partner

6068065 CANADA INC.

Per:	/s/ Steve Forget

Name: Steve Forget
Title: President